EXHIBIT 14

















                              LAWSON PRODUCTS, INC.


                                 CODE OF ETHICS






















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                                 CODE OF ETHICS

                                  INTRODUCTION

Fellow Employees:

         This Code of Ethics was adopted by the Board of Directors of Lawson Products, Inc. and is applicable to all directors and employees of Lawson. It addresses the legal and ethical principles that must guide all of us in our work. It is critical to the success of Lawson and in the best interests of its stockholders that its employees and directors conduct themselves honestly and ethically. This Code of Ethics is intended as one element in our effort to ensure lawful and ethical conduct on the part of Lawson Products, Inc. and its subsidiaries ("Lawson or the "Company") and all of its employees, officers and directors, which we will refer to, collectively, as employees, and should be read in conjunction with the Lawson Employee Handbook. To be useful, this Code of Ethics and the Employee Handbook should be kept handy and reviewed frequently. You should become familiar with their contents and use them as a guide when you are unsure of what actions to take.

         No single document can cover every situation, however. While business practices may change over time, our commitment to the highest standards of integrity remains constant. You may face dilemmas in which you must consider options and decide what to do. We expect your conduct to be guided by this Code of Ethics, by your personal sense of right and wrong, and by the answers to the following questions:

         o    Is this conduct legal?
         o    Is my conduct ethical?
         o    Does my conduct comply with Lawson's policy?

         You should be able to answer "yes" to all these questions before undertaking the conduct.

         Most importantly, when questions arise or when you need an interpretation of policies or procedures, ask for help. Talk with your manager, to the Human Resources Manager, to the General Counsel or to any corporate officer.

         If you believe that the actions of anyone affiliated with Lawson are unethical or expose the rest of us to legal or contractual problems, it is your duty to speak up. Lawson policy prohibits retribution or retaliation of any kind for doing so.

         Ethical principles are often easy to state but sometimes difficult to apply. Nontheless, living up to this Code of Ethics must be our way of life at work. It also means showing respect for those whose lives we affect and treating them as we would want them to treat us, whether that person is a supervisor, colleague, or subordinate. Integrity is not an occasional requirement. It erodes when it is not reinforced by practice and weakens if it is not continually applied to new issues and situations. Whatever you do, remember; when you act on Lawson's behalf, Lawson's reputation for maintaining the highest ethical standards is in your hands.

[signed]
Robert J. Washlow
Chairman of the Board and Chief Executive Officer


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BUSINESS CONDUCT POLICY
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I.       GENERAL STATEMENT OF POLICY

         The policy of Lawson is to comply with all applicable federal, state, foreign and local laws, rules and regulations and to adhere to the highest ethical standards in the conduct of our business. It is each employee's responsibility to adhere to this Code of Ethics. Management is responsible for making sure that proper attention is given to, and that controls are in place for, promoting compliance with our Code of Ethics and the specific Lawson policies addressing each area. Employees who fail to abide by these Lawson policies will face corrective action, up to and including termination from Lawson. As to executive officers and directors, the requirement that you adhere to these policies may only be waived by the board of directors of Lawson, and we will disclose any waiver of these policies made by the board of directors on behalf of any executive officer or director as required by applicable law.

         This Code of Ethics briefly summarizes the conduct required by key policies and guidelines in effect in the U.S. and in many overseas locations and is intended to remind us of the need to act ethically in all we do. Because the business and legal environment in which Lawson operates is extremely complex, it would be impossible to formulate a single policy that would govern all possible situations. Lawson's non-U.S. operations may, in addition, have policies in effect that complement and support Lawson's ethical approach. Non-U.S. employees are governed by the applicable non-U.S. policies in their operations as well as the business with integrity principles described in this Code of Ethics.

         It is each employee's responsibility to acquire and maintain a working knowledge of the business laws and ethics policies as applicable to your responsibilities with Lawson. If employees have any questions concerning the application of this Code of Ethics to a particular situation, or need additional information concerning an issue not covered by the Code of Ethics, they should contact the General Counsel or Human Resources department of Lawson. If you ever are unsure about a situation or pending decision, about the proper application of this Code of Ethics or about what is required by the law in any given situation, they must consult with the General Counsel or Human Resources department. In this way, you can obtain more information about the relevant policy of Lawson.

         If you have reason to believe that the actions of anyone at Lawson violate this Code of Ethics, are otherwise unethical or expose the Company to legal or contractual problems, you should notify promptly the General Counsel or Chairman of the Board of Director's Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code. In addition, you may report concerns regarding questionable accounting or auditing matters confidentially and anonymously by utilizing our web-based and telephone hotline program. (See the Lawson website for further information.) Lawson policy prohibits retribution or retaliation for any information or reports that you provide that are based on a reasonable belief or concern that a violation of this Code of Ethics might have occurred or is planned.

II.      BUSINESS PRACTICES AND LEGAL COMPLIANCE

         A.       CONFLICTS OF INTEREST

         As an employee of Lawson, each individual owes a duty of loyalty to Lawson. Therefore, employees must use Lawson's property, its business opportunities and their positions with Lawson exclusively for the benefit of



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Lawson. This means that employees must act in the best interests of Lawson, not their own, and that they must always seek to advance the goals of Lawson as established by management and the Board of Directors.

         Each employee will act at all times honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. For purposes of this Code of Ethics, the phrase "actual or apparent conflict of interest" shall be broadly construed and include, for example, direct conflicts, indirect conflicts, potential conflicts, apparent conflicts and any other personal, business or professional relationship or dealing that has a reasonable possibility of creating even the mere appearance of impropriety.

         It is essential that all employees, both professionally and personally, take reasonable steps to avoid situations that may create a conflict of interest, or the potential for conflict of interest or the appearance of a conflict of interest.

         Some examples of (but not limited to) potential conflicts of interest are:

         1. Investing in any company that sells products or services similar to Lawson's, or any company doing or seeking to do business with Lawson, other than relatively small investments in securities widely held by the general public;

         2.    Working for, or on behalf of, any such company;

         3. Placing Company business with relatives or friends, or working on a Company project that will have a direct impact on the financial interests of relatives or friends;

         4. Encouraging companies dealing with Lawson to buy supplies or services from relatives or friends;

         5. Borrowing money from companies doing or seeking to do business with Lawson other than on generally available terms;

         6. Participating in the regulatory or other activities of a community or governmental body that have a direct impact on the business of Lawson;

         7.    Hiring or supervising a relative or close friend;

         8. A personal relationship with another employee or vendor that affects one's ability to do one's job or disrupts the workplace;

         9. Working for another company which conflicts with one's duties and responsibilities at Lawson by affecting one's ability to do his/her job, work his/her regularly scheduled shift, or work his/her stated available hours.

         Each employee is responsible for recognizing situations in which a conflict of interest is present or might arise and reporting the situation to the appropriate level of management. Where an employee believes it is not possible or not beneficial to Lawson to avoid any of these situations, or to

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avoid any other conflict of interest, the employee must inform his or her supervisor and make full written disclosure (in advance whenever possible) to the General Counsel of Lawson.

         B.       GIFTS AND SAMPLES

         In addition to avoiding actual conflicts of interest, employees must not permit their judgment as an employee of Lawson to be influenced by personal considerations, or create any appearance that they are seeking to obtain business or contracts for Lawson based on improper considerations.

         For this reason, employees may not accept any gifts or entertainment that is of more than immaterial value given for the purpose of furthering a business relationship between Lawson and any customer, supplier or other person seeking to do business with Lawson. For this purpose a "gift" includes any gratuitous service, loan, discount, entertainment, money, commissions, bonuses, trips or article of value. Any additional exceptions to the foregoing of similar nature must be approved by the General Counsel of Lawson or his designee.

         No employee should make payments or transfer assets to officials or employees of any governmental body in order to influence that body's decision. The Company complies with the U.S. Foreign Corrupt Practices Act and the laws of other countries which prohibit the payment of money or anything of value to any person who is a government official, member of a political party or candidate for political office, solely for the purpose of obtaining, retaining or directing business.

         C.       CONFIDENTIAL INFORMATION

         All information about Lawson's business and its plans that has not been disclosed to the public is a valuable asset that belongs to Lawson. Employees must never (i) use any confidential information relating to Lawson for any purpose other than the performance of their duties to Lawson, or (ii) disclose any confidential information/trade secrets relating to Lawson to anyone, including relatives, friends, or other persons or companies, without written advance authorization by the General Counsel of Lawson.

         D.       INTELLECTUAL PROPERTY

         In the performance of assigned duties, employees may develop ideas, inventions, software, or create original works of authorship relating to the business of Lawson (herein known as "Intellectual Property"). In consideration of the compensation paid to each employee by Lawson, it is the understanding between Lawson and each employee that Lawson shall have certain rights in the Intellectual Property. Where the subject matter of such Intellectual Property
(i) results from or is suggested by any activity which the employee may do for or on behalf of Lawson, (ii) is created, invented or developed on Lawson time or using Lawson's facilities, or (iii) is related to Lawson's business, the employee shall assign all rights in such Intellectual Property to Lawson.

         At the request of Lawson, either during employment or after termination thereof, each employee shall execute or join in executing all papers or documents required for filing of a patent or copyright applications in the United States and such foreign countries as Lawson may elect for the Intellectual Property. Each employee shall assign such patent and copyright applications to Lawson or its nominee and shall provide Lawson and its agents or attorneys with all reasonable assistance in the preparation and prosecution of such applications, including drawings, specifications and the like, all at the

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expense of Lawson. Each employee shall do all things that may be necessary to establish, protect, and maintain the rights of Lawson or its nominee in the Intellectual Property in accordance with the intent of this Code of Ethics.

         E.       FINANCIAL STATEMENTS AND OTHER DISCLOSURES

         The integrity of Lawson's financial reporting is of the utmost importance. Accounting and financial reporting practices must be fair and proper, in accordance with generally accepted accounting principles (GAAP), and using management's best judgments where necessary. No employee shall, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead Lawson's independent public auditors for the purposes of rendering the financial statements of Lawson misleading.

         Lawson does not condone practices that might lead to fraudulent financial reporting. While difficult to give an all-inclusive definition of fraudulent financial reporting, it is in general any intentional or reckless conduct, whether by act or omission, that results in materially misleading financial statements. Clear, open and frequent communication among all management levels and personnel on all significant financial and operating matters will substantially reduce the risk of problems in the accounting and financial reporting areas as well as help achieve operating goals. All management employees are expected to be aware of these risks and to communicate accordingly.

         Each employee must ensure that all reasonable and necessary steps within his or her areas of responsibility are taken to provide full, fair, accurate, timely and understandable disclosure in reports and documents that Lawson files with or submits to the Securities and Exchange Commission or state regulators, and in all other regulatory filings. In addition, employees must provide full, fair, accurate, and understandable information whenever communicating with Lawson's stockholders or the general public.

         F.       SECURITIES LAWS AND INSIDER TRADING

         It is both illegal and against this Code of Ethics for any individual to profit from undisclosed information relating to Lawson or any company with which we do business. Please refer to Lawson's Insider Trading Policy for additional information.

         G.       ANTITRUST LAWS

         The U.S. antitrust laws prohibit agreements, either expressed or inferred, or actions that unreasonably restrain trade, defined as restrictive practices that may reduce or hinder competition. These laws require that decisions be made and activities undertaken independently, without any agreement or coordination with competitors. Among those agreements and activities constituting clear violations are agreements and understandings to fix or control prices and other terms of sale; to allocate products, territories or markets (including store locations); or to limit the production or sale of products. Accordingly, employees must take great care to avoid any communications with Lawson's competitors with respect to these or other business matters.

         The antitrust laws also prohibit monopolization and attempted monopolization. Monopolization consists of a firm having monopoly power, which is generally defined as a high market share of approximately 70% or more in a market with high barriers to entry, and engaging in anticompetitive or

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exclusionary conduct that enhances or maintains that monopoly power. Attempted monopolization is very similar, except that a firm must have a dangerous probability of successfully monopolizing the market, which generally is defined as possessing a market share of approximately 50% or more in a market with high barriers to entry. Because intent is an important element to both monopolization and attempted monopolization claims, Lawson personnel should make every effort to ensure that nothing in their conduct or written or oral communications creates the impression of an improper intent to eliminate or injure competitors or to restrict competition.

         The antitrust laws regulate conduct with suppliers and others. For example, resale price agreements, as opposed to suggested resale prices, are prohibited by the antitrust laws. In addition, the Robinson-Patman Act prohibits price discrimination by suppliers and knowingly inducing or receiving discriminatory pricing by buyers. Individuals involved in pricing discussions with suppliers must be knowledgeable with respect to resale price agreements and price discrimination and must consult with the General Counsel as issues arise.

         Because of the complexity of the antitrust laws, it is imperative that advice be sought from the General Counsel regarding this subject.

         H.       PERSONNEL AND OTHER BUSINESS RECORDS

         Employees may not collect or maintain in Lawson's files information about other employees that is not directly related to their employment. If an employee receives an inquiry from a third party seeking to verify the fact of employment or to obtain information that must be disclosed by law, the employee must not disclose any information to the third party and, instead, refer the inquiry to the appropriate Human Resources representative.

         Inappropriate access or modifications to, or unauthorized copying or destruction of, accounting or other business records is prohibited. These prohibitions apply to all business records and data, regardless of whether such data and records are in written form or electronically stored.

         I.       DISCRIMINATION AND SEXUAL HARASSMENT

         Lawson is committed to a work environment free of any form of discrimination or sexual harassment. Consistent with its anti-harassment policy as set forth in the Employee Handbook. Lawson will not tolerate any conduct in the workplace that constitutes sexual harassment, whether engaged in by supervisory or non-supervisory personnel. For a complete description of Lawson's policy against sexual harassment, employees should refer to the Employee Handbook.

         In addition, consistent with Lawson's policy against discrimination in the workplace, one may not in his or her capacity as a Lawson employee discriminate against any individual or group on the basis of age, race, color, sex, religion, national origin, disability or any other characteristic protected by law. For a complete description of Lawson's policy against discrimination, employees should refer to the Employee Handbook.

         J.       ENVIRONMENT

         Lawson is committed to doing all that it can to assist in minimizing the degradation of our natural environment. Accordingly, employees should always take care in disposing of any waste materials or releasing any discharges into

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the air or water and comply with all applicable regulations and procedures required by law and by Company policy. If an employee is unclear about what is required, the employee must not dispose of any material or release any discharges until it is determined what procedures apply.

         K.       ADVERTISING

         All Lawson advertising must be truthful, not deceptive, and comply with the applicable laws, regulations, and Company advertising policies. Any claims about the performance or qualities of our products in advertising, sales-training material, and point-of-purchase displays or literature must be substantiated before being made. We will hold ourselves and our competitors to the same high standard when making comparative claims about competing products.

         L.       POLITICAL ACTIVITIES

         Unless authorized, employees who participate in partisan political activities should not suggest or state that they speak or act for Lawson.

         M.       PRODUCT SAFETY

         Lawson's objective is to manufacture and market products that are safe for their anticipated use. Employees should immediately report any suspected product-safety problem to their supervisor.

         N.       NO CONTRACTUAL RIGHTS

         All statements contained in this Code of Ethics are intended to reflect general policies, principles, and procedures, do not represent contractual commitments on the part of Lawson and may be changed at any time without notice. Without limiting the generality of the foregoing, nothing in this Code of Ethics should be construed to grant to any employee any right to benefits under any employee benefit plan, program or arrangement.

III. DISSEMINATION AND ENFORCEMENT OF THE CODE OF ETHICS

         A.       DISSEMINATION

         A copy of this Code of Ethics is to be provided to all employees of Lawson. The Human Resources department will restate and/or republish the policy periodically as needed.

         B.       COMPLIANCE CERTIFICATION

         All employees of Lawson at the director level and above will be asked to certify this Code of Ethics upon receipt. By certifying, the employee acknowledges that he or she has read and understands the conditions of the Code of Ethics. Employee certifies this Code of Ethics by signing and submitting the attached acknowledgment.

         C.       PENALTIES FOR VIOLATIONS OF THE CODE OF ETHICS

         It is each employee's responsibility to resolve with the General Counsel of Lawson any actual or potential conflicts with this Code of Ethics. Violations of this Code of Ethics, even in the first instance, may result in

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disciplinary action up to and including dismissal of employment from Lawson. In addition, violations of laws applicable to Lawson could result in substantial fines to Lawson and individual violators and, in certain instances, imprisonment. Anyone who violates the provisions of this Code of Ethics by engaging in unethical conduct, failing to report conduct potentially violative of this Code of Ethics or refusing to participate in any investigation of such conduct, will be subject to disciplinary actions, up to and including termination of service with Lawson. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for an employee or Lawson. No improper or illegal behavior will be justified by a claim that it was ordered by someone in higher authority. No one, regardless of his or her position, is authorized to direct an employee to commit a wrongful act.

         D.       REPORTING VIOLATIONS OF THE CODE OF ETHICS

         Lawson is committed to supporting its people in meeting these ethical standards of conduct. If you have reason to believe that the actions of anyone at Lawson violate this Code of Ethics, are otherwise unethical or expose the Company to legal or contractual problems, you should notify promptly the General Counsel or Chairman of the Board of Director's Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code. In addition, you may report concerns regarding questionable accounting or auditing matters confidentially and anonymously by utilizing our web-based and telephone hotline program. (See the Lawson website for further information.) Lawson policy prohibits retribution or retaliation for any information or reports that you provide that are based on a reasonable belief or concern that a violation of this Code of Ethics might have occurred or is planned.




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                                 Code of Ethics

          The undersigned hereby acknowledges that he or she has received a copy of Lawson's Code of Ethics and that he or she has read and understood this Code of Ethics in its entirety and agrees to abide by it. The undersigned further acknowledges that it is his or her responsibility to seek clarification from the office of Lawson's General Counsel if any application of the Code of Ethics to a particular circumstance is not clear. The undersigned acknowledges that the undersigned's continued service with Lawson requires the undersigned to fully adhere to this Code of Ethics and that failure to do can result in disciplinary action up to and including termination of the undersigned's employment by Company.



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          (Signature)

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         (Date)